Triple Crown Consulting, Inc.
1946 North Oak Haven Circle
North Miami, FL 33179

Re: AMENDMENT TO TRIPLECROWN AGREEMENT

Pursuant to that Consulting Services Agreement dated September 20, 2004 between Triple Crown Consulting Inc. ("Triple Crown") and Advantage Capital Development Corp (the "Client").Triple Crown requests compensation, in consideration for additional services to be provided for the period February 1, 2005 to May 31, 2005 to the Client by Triple Crown and the Client hereby agrees to compensate the Triple Crown, its assignees, or sub-contractors $250,000.00 (two-hundred fifty thousand dollars). This $250,000.00 shall be settled between the parties in the form of common stock of the Client in the amount of 850,000 shares.

Triplecrown Consultiing

Advantage Capital Development